CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 53 to Registration Statement No. 333-142592 on Form N-1A of our report dated November 24, 2010, relating to the financial statements and financial highlights of BlackRock Low Duration Bond Portfolio, a series of BlackRock Funds II, appearing in the Annual Report on Form N-CSR of BlackRock Funds II for the year ended September 30, 2010, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accountant” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

May 10, 2011